UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

June 30, 2014

Date of report (Date of earliest event reported)

INVESTAR HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Louisiana	001-36522	27-1560715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7244 Perkins Road, Baton Rouge, Louisiana 70808

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (225) 227-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2014, Investar Holding Corporation (the “Company”) and Investar Bank, a Louisiana-chartered bank and wholly-owned subsidiary of the Company (the “Bank”), entered into an underwriting agreement (the “Underwriting Agreement”) with Sandler O’Neill & Partners, L.P., as representative (the “Representative”) of the several underwriters named in Schedule I attached thereto (the “Underwriters”), related to the public offering (the “Offering”), pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-196014), which was initially filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2014, subsequently amended thereafter, and declared effective by the Commission on June 30, 2014 (the “Registration Statement”), of an aggregate of 2,875,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at a public offering price of $14.00 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option (the “Purchase Option”), exercisable not later than 30 days after the effective date of the Registration Statement, to purchase up to 431,250 additional shares of Common Stock.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Bank, and customary conditions to closing, indemnification obligations of the Company, the Bank and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company and each of its officers and directors (including its advisory directors) have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of Common Stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of 180 days after the closing date of the Offering without the prior written consent of the Representative.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The closing occurred on July 3, 2014, following satisfaction of the closing conditions set forth in the Underwriting Agreement. At the closing, the Company issued 2,875,000 shares of Common Stock. The Company received net proceeds of approximately $37.6 million after deducting underwriting discounts and commissions payable by the Company in connection with the Offering.

A copy of the Underwriting Agreement is filed herewith as exhibit 1.1. The foregoing descriptions of the Offering and the documentation related thereto do not purport to be complete and are qualified in their entirety by reference to such exhibit.

Item 8.01.	Other Events.

On June 30, 2014, the Company issued a press release announcing the pricing of the Offering. On July 3, 2014, the Company issued a press release announcing the closing of the Offering. A copy of these press releases are furnished as exhibits 99.1 and 99.2 hereto, respectively, and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement dated June 30, 2014

99.1	Press Release of Investar Holding Corporation dated June 30, 2014

99.2	Press Release of Investar Holding Corporation dated July 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTAR HOLDING CORPORATION

Date: July 3, 2014	By:	/s/ John J. D’Angelo
John. J. D’Angelo
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement dated June 30, 2014

99.1	Press Release of Investar Holding Corporation dated June 30, 2014

99.2	Press Release of Investar Holding Corporation dated July 3, 2014